Exhibit 5.1

January 24, 2017

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Ladies and Gentlemen:

As counsel for Liberty Media Corporation, a Delaware corporation (the “Company”), we have examined and are familiar with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of up 2,547,788 shares (the “Shares”) of the Company’s Series C Liberty Formula One common stock, par value $0.01 per share (the “Series C Liberty Formula One Common Stock”), by the selling stockholders named in the prospectus forming part of the Registration Statement (the “Prospectus”).

In rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of (i) the Agreement for the Sale and Purchase of Delta Topco Limited, dated as of September 7, 2016, by and among the Company, Liberty GR Cayman Acquisition Company, Delta Topco Limited and the sellers listed on Schedule 1 thereto (the “Second Purchase Agreement”), (ii) the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof, (iii) the Bylaws of the Company as in effect on the date hereof, (iv) records of proceedings of the Company’s Board of Directors, including committees thereof, with respect to the filing of the Registration Statement and the issuance of the Shares, and (v) such other documents, records, instruments and certificates of public officials and officers of the Company as we deemed necessary or advisable for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

On the basis of such examination and review, we advise you that, in our opinion, upon the issuance and delivery of the Shares in accordance with the Second Purchase Agreement, the Shares were duly authorized, validly issued and non-assessable.

This opinion is limited to the corporate laws of the state of Delaware and the laws of the United States of America. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.